FUND PARTICIPATION AGREEMENT

THIS FUND PARTICIPATION AGREEMENT (“Agreement”) made as of the ____day of July, 2009, by and among each of the investment companies comprising the Lord Abbett Family of Funds, including each separate investment portfolio, whether existing at the date of this Agreement or established subsequent thereto (each a “Fund” and collectively, the “Funds”), Lord Abbett Distributor LLC, a New York limited liability company (the “Distributor”), and Great-West Life & Annuity Insurance Company, a life insurance company organized under the laws of the State of Colorado, on behalf of itself and its separate account(s) listed on Schedule B (the “Company”).

WHEREAS, the Funds are each registered, or are series of a company that is registered, with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “’40 Act”), as an open-end, diversified management investment company; and

WHEREAS, the Company issues certain registered and unregistered group variable annuity contracts (the “Variable Contracts”) to retirement plans intended to meet the qualification requirements of Sections 401, 403(b) or 457 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company has established or will establish one or more designated separate accounts (“Separate Accounts”) to offer Variable Contracts and is desirous of having each Fund and share class thereof designated on Schedule A (each a “Portfolio” and collectively the “Portfolios”) as one of the underlying funding vehicles for such Variable Contracts; and

WHEREAS, the Distributor is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “’34 Act”), and acts as the Funds’ principal underwriter; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of each Portfolio to fund the aforementioned Variable Contracts and each Portfolio is authorized to sell such shares to the Company at NAV; and

WHEREAS, the Company intends to utilize its NSCC member broker/dealer affiliate, GWFS Equities, Inc., which is and at all times shall remain, duly registered with the SEC as a broker-dealer under the 1934 Act and a member of the FINRA, to transmit instructions for the purchase, redemption and transfer of Fund shares on behalf of the Separate Accounts, and alone, or with the assistance of a recordkeeping affiliate, to perform certain recordkeeping functions associated with the transfer of Fund shares into and out of the  Separate Accounts in order to recognize certain organizational economies.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Funds, and the Distributor agree as follows:

Article I.  Sale of Fund Shares

1.1           The Funds agree to make shares of each Portfolio (“Shares”) available to the designated Separate Accounts of the Company for the investment of purchase payments of Variable Contracts allocated to the designated Separate Accounts as provided in each Fund’s then current prospectus and statement of additional information.  The Company agrees to purchase and redeem the Shares offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.  The Company shall not permit any person other than a Variable Contract owner (“Owner”) to give instructions to the Company which would require the Company to redeem or exchange the Shares.

1.2           The Funds agree to sell to the Company those Shares which the Company orders, executing such orders on a daily basis at the net asset value (“NAV”) next computed after receipt by the Fund or its designee of the order for the Shares.  For purposes of this Section 1.2, the Company shall be the designee of the Funds for receipt of such orders from the designated Separate Account and receipt by such designee shall constitute receipt by the Funds; provided, to the extent not inconsistent with regulatory requirements, that the Company receives the order by 4:00 p.m. Eastern time and a Fund receives notice from the Company by telephone, by e-mail or facsimile (in each case, orally confirmed) or by such other means as the Fund and the Company may mutually agree of such order by 9:00 a.m. Eastern time on the next following Business Day.  “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Funds calculate NAVs pursuant to the rules of the SEC.

1.3           The Funds agree to redeem on the Company’s request, any full or fractional Shares held by the Company, executing such requests on a daily basis at the NAV next computed after receipt by the Fund or its designee of the request for redemption, in accordance with the provisions of this agreement and the Fund's then current registration statement.  For purposes of this Section 1.3, the Company shall be the designee of the Funds for receipt of requests for redemption from the designated Separate Account and receipt by such designee shall constitute receipt by the Funds; provided, to the extent not inconsistent with regulatory requirements, that the Company receives the request for redemption by 4:00 p.m. Eastern time and a Fund receives notice from the Company by telephone, by email or facsimile (in each case, orally confirmed) or by such other means as the Fund and the Company may mutually agree of such request for redemption by 9:00 a.m. Eastern time on the next following Business Day.

1.4           The Funds shall furnish, on or before the ex-dividend date, notice to the Company of any income dividends or capital gain distributions payable on the Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of the Portfolio. The Funds shall notify the Company or its designee of the number of Shares so issued as payment of such dividends and distributions.

1.5 The Funds shall make the NAV per share for the selected Portfolios available to the Company on a daily basis, via a mutually agreeable form, as soon as reasonably practicable after the NAV per share is calculated but shall use its best efforts to make such NAV available by 6:30 p.m. Eastern time.

1.6           At the end of each Business Day, the Company shall use the information described in Section 1.5 to calculate designated Separate Account unit values for the day.  Using these unit values, the Company shall process each such Business Day's Separate Account transactions based on requests and premiums received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of Shares which shall be purchased or redeemed at that day's closing NAV per share.  To the extent not inconsistent with regulatory requirements, the net purchase or redemption orders so determined shall be transmitted to the Funds by the Company by 9:00 a.m. Eastern time on the Business Day next following the Company's receipt of such requests and premiums in accordance with the terms of Sections 1.2 and 1.3 hereof.

1.7           If the Company’s order requests the purchase of Portfolio Shares, the Company shall pay for such purchase by wiring federal funds to the Funds or each Fund’s designated custodial account on the day the order is transmitted by the Company.  If the Company’s order requests a net redemption resulting in a payment of redemption proceeds to the Company, each Fund shall use its best efforts to wire the redemption proceeds to the Company by the next Business Day, unless doing so would require the Fund to dispose of Portfolio securities or otherwise incur additional costs.  In any event, proceeds shall be wired to the Company within three Business Days or such longer period permitted by the '40 Act or the rules, orders or regulations thereunder and the Fund shall notify the person designated in writing by the Company as the recipient for such notice of such delay by 3:00 p.m. Eastern time the same Business Day that the Company transmits the redemption order to the Fund.

1.8           The Funds may refuse to sell Shares of any Portfolios to any person, or suspend or terminate the offering of the Shares of any Portfolios if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Directors/Trustees of the Fund (the “Board”), deemed necessary, desirable or appropriate.   Without limiting the foregoing, it has been determined that there is a significant risk that the Funds and their  shareholders may be adversely affected by short-term or excessive trading activity, particularly activity used to try and take advantage of short-term swings in the market.  Accordingly, each Fund reserves the right to reject any purchase order, including those purchase orders with respect to shareholders or accounts whose trading has been or may be disruptive to the Fund or that may otherwise adversely affect the Fund.  The Company agrees to use its reasonable best efforts to render assistance to, and to cooperate with, the Funds to achieve compliance with a Fund’s policies and restrictions on short-term or excessive trading activity as they may be amended from time to time, or to the extent required by applicable regulatory requirements.

1.9           Issuance and transfer of Portfolio Shares will be by book entry only.  Stock certificates will not be issued to the Company or the Separate Accounts.  Shares ordered from Portfolios will be recorded in appropriate book entry titles for the Separate Accounts.

Article II. Shareholder Services and Fees

2.1.           Each respective Fund has adopted a distribution plan pursuant to Rule 12b-1 under the ’40 Act (the “Rule 12b-1 Plan”) relating to shares of each Portfolio.  The Rule 12b-1 Plan, which is described in each respective Fund’s prospectus and statement of additional information, authorizes the Fund to pay distribution and/or service fees to the Distributor and authorizes the Distributor to enter into agreements with certain authorized institutions providing for the payment of distribution and/or service fees that the Distributor receives from the Fund to provide additional incentive to such authorized institutions to provide continuing information and investment services to accounts holding Shares.

2.2.           The Company agrees to  provide the following shareholder services to the Portfolios: (i) responding to inquiries from Owners regarding the services performed by the Company that relate to the Portfolios; (ii) providing information to the Funds and Owners with respect to Shares of the Portfolios attributable to Owner accounts; and (iii) providing such other similar services as the parties may mutually agree, to the extent permitted under applicable federal and sate requirements (collectively, the “Shareholder Services”).

2.3.           Except as specified in Sections 1.2 and 1.3, in connection with the rendering of the Shareholder Services described in this Article II, the Company shall be deemed to be independent of, and have no authority to act as agent for, the Funds and the Distributor.

2.4.           Subject to Section 2.5, the Distributor shall pay the Company a fee (the “Service Fee”) for its rendering of the Shareholder Services.  The Service Fee shall be calculated monthly and paid quarterly at the annual rate set forth on Schedule C attached hereto and made a part of this Agreement.  The parties agree that the Service Fee paid to the Company is for shareholder services only and does not constitute payment in any manner for investment advisory services or for costs of distribution.

2.5.           The parties hereto acknowledge that each Fund maintains the right at any time and from time to time without prior notice to the Company to amend its current Prospectus and its Rule 12b-1 Plan subject to the terms thereof and Rule 12b-1, which may include amending the amounts received by the Distributor and the Service Fee paid to the Company.  The Company understands that the Distributor pays the Service Fee out of the payments it receives from the Funds pursuant to the Rule 12b-1 Plan and that the Funds may increase or decrease the annual rates in their sole discretion.  The Company therefore agrees to accept as Service Fee compensation hereunder such amount as the Distributor receives from the Funds with respect to each Portfolio.  After the effective date of any change in or discontinuance of any schedule of Service Fee or the termination of a Rule 12b-1 Plan, any Service Fee will be allowable or payable to the Company only in accordance with such change, discontinuance or termination.  If the Distributor overpays any Service Fee, the Company will promptly remit such overpayment.  The Company agrees to disclose the receipt of Service Fees to Owners to the extent required by law.

2.6.           All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in Schedule D of this Agreement.

Article III.  Representations and Warranties

3.1           The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of Colorado and that it has legally and validly established each respective designated Separate Account as a segregated asset account under such respective laws.

3.2           The Company represents and warrants that it has registered or, prior to any issuance or sale of the Variable Contracts, will register each Separate Account as a unit investment trust (“UIT”) in accordance with and to the extent required by the provisions of the ’40 Act and cause each Separate Account to remain so registered to serve as a segregated asset account for the Variable Contracts, unless an exemption from registration is available.

3.3           The Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to each respective designated Separate Account are, in accordance with the applicable Variable Contracts, to be credited to or charged against such Separate Account without regard to other the respective income, gains or losses from assets allocated to any other accounts of the Company.  The Company represents and warrants that the assets of each respective designated Separate Account are and will be kept separate from the Company’s General Account and any other separate accounts the Company may have, and will not be charged with liabilities from any business the Company may conduct or the liabilities of any companies affiliated with the Company.

3.4           The Company represents and warrants that the Variable Contracts will be registered under the Securities Act of 1933 (the “’33 Act”) unless an exemption from registration is available prior to any issuance or sale of the Variable Contracts and that the Variable Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and further that the sale of the Variable Contracts shall comply in all material respects with state insurance law suitability requirements. The Company agrees to notify the Funds promptly of any investment restrictions imposed by state insurance law applicable to the Fund.

3.5           The Company represents and warrants that the Variable Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

3.6           Each Fund represents and warrants that the Portfolio Shares offered and sold pursuant to this Agreement will be registered under the ’33 Act and sold in accordance with all applicable federal and state laws, and the Fund shall be registered under the ’40 Act prior to and at the time of any issuance or sale of such Shares.  Each Fund shall amend its registration statement under the ’33 Act and the ‘40 Act from time to time as required in order to effect the continuous offering of its Shares.  Each Fund shall register and qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

3.7           Each Fund represents and warrants that each Portfolio invested in by a Separate Account intends to elect to be treated as a “regulated investment company” under Subchapter M of the Code, and to qualify for such treatment for each taxable year and will notify the Company immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

3.8           Each Fund represents and warrants that it is lawfully organized and validly existing under the laws of its state of organization and that it does and will comply in all material respects with applicable provisions of the ’40 Act.

3.9.           Each Fund represents that, to the extent applicable, the Board of the Fund, including a majority of the Trustees/Directors who are not interested persons of the Fund, have approved the Rule 12b-1 Plan.

3.10           The Distributor represents and warrants that it is and will be a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is and will be registered as a broker-dealer with the SEC.  The Distributor further represents that it will sell and distribute Portfolio Shares in accordance with all applicable state and federal laws and regulations, including without limitation the ’33 Act, the ’34 Act and the ’40 Act.

3.11           The Distributor represents and warrants that it will remain duly registered and licensed in all material respects under all applicable federal and state securities laws and shall perform its obligations hereunder in compliance in all material respects with any applicable state and federal laws.

3.12           Each Fund represents and warrants that all its directors, trustees, officers, employees, and other individuals/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than that required by Rule 17g-1 under the ’40 Act.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.  The Funds shall make all reasonable efforts to see that this bond or another bond containing these same provisions is always in effect, and each agrees to notify the Company in the event such coverage no longer applies.

3.13           To the extent required by Rule 17g-1 under the ’40 Act, the Company represents and warrants that all of its employees and agents who deal with the money and/or securities of a Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than that required to be maintained by entities subject to the requirements of Rule 17g-1 under the ’40 Act.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.  The Company shall make all reasonable efforts to see that this bond or another bond containing these same provisions is always in effect, and each agrees to notify the Funds in the event such coverage no longer applies.

3.14           The Funds will provide the Company with reasonably practicable advance notice of any material change affecting a Portfolio, including a material change in a Portfolio’s prospectus or statement of additional information, or a proxy solicitation involving a Portfolio, and will reasonably cooperate with the Company in implementing such change.

Article IV.  Prospectus and Proxy Statements

4.1           The Funds shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of each respective Fund.

4.2           At least annually, the Funds or their designee shall provide the Company, free of charge, with as many copies of the current prospectus for the Shares of the Portfolios as the Company may reasonably request for distribution to existing Owners whose Variable Contracts are funded by such Shares.  The Funds or their designee shall provide the Company, at the Company's expense, with as many more copies of the current prospectus for the Shares as the Company may reasonably request for distribution to prospective purchasers of Variable Contracts.  If requested by the Company in lieu thereof, the Funds or their designee shall provide such documentation in a mutually agreeable form and such other assistance as is reasonably necessary in order for the parties hereto once a year (or more frequently if the prospectus for the Shares is supplemented or amended) to have the prospectus for the Variable Contracts and the prospectus for the Fund Shares and any other fund shares offered as investments for the Variable Contracts printed at the Company's expense together in one document, provided however that the Company shall ensure that, except as expressly authorized in writing by the Fund, no alterations, edits or changes whatsoever are made to prospectuses or other Fund documentation after such documentation has been furnished to the Company or its designee, and the Company shall assume liability for any and all alterations, errors or other changes that occur to such prospectuses or other Fund documentation after any such document has been furnished to the Company or its designee.

4.3           The Funds shall provide the Company with copies of Fund proxy statements, Fund reports to shareholders, and other Fund communications to shareholders in such quantity as the Company shall reasonably require for distribution to Owners.  Alternatively and in lieu thereof, the Company may elect to print at its own expense any of the Funds’ proxy statements, Fund reports to shareholders, and other Fund communications to shareholders and the Company shall assume liability for any and all alterations, errors or other changes that occur to such proxy statements, reports or other Fund communications after any such document has been furnished to the Company or its designee.

4.4           The Funds will provide the Company with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Portfolios promptly after the filing of each such document with the SEC or other regulatory authority.  The Company will provide the Funds with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to a Separate Account promptly after the filing of each such document with the SEC or other regulatory authority.

Article V.  Sales Materials

5.1           The Company will furnish, or will cause to be furnished, to the Funds or the Distributor, each piece of sales literature or other promotional material in which a Fund, the Distributor or any affiliate thereof is named, at least ten (10) Business Days prior to its intended use.  No such material shall be used unless the Fund or the Distributor approves such material in writing.  Such approval shall be presumed given if notice to the contrary is not received by the Company within ten (10) Business Days after receipt by the Fund or the Distributor of such material.

5.2           The Funds or the Distributor will furnish, or will cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company or its Separate Accounts are named, at least ten (10) Business Days prior to its intended use.  No such material shall be used unless the Company approves such material.  Such approval shall be presumed given if notice to the contrary is not received by the Fund or within ten (10) Business Days after receipt by the Company of such material.

5.3           Except with the permission of the Company, neither the Funds nor the Distributor shall give any information or make any representations on behalf of the Company or concerning the Company, the Separate Accounts, or the Variable Contracts other than the information or representations contained in the registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports of the Separate Accounts for distribution to Owners of such Variable Contracts, or in sales literature or other promotional material approved by the Company or its designee.  Neither the Funds nor the Distributor shall give such information or make such representations or statements in a context that causes the information, representations or statements to be false or misleading.

5.4           Except with the permission of the Funds or the Distributor, neither the Company nor its affiliates or agents shall give any information or make any representations or statements on behalf of a Fund, the Distributor or any affiliate thereof or concerning a Fund, the Distributor or any affiliate thereof, other than the information or representations contained in the registration statements or prospectuses for the Fund, as such registration statements and prospectuses may be amended or supplemented from time to time, or in reports to shareholders or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or the Distributor or designee thereof.  Neither the Company nor its affiliates or agents shall give such information or make such representations or statements in a context that causes the information, representations or statements to be false or misleading.

5.5           For purposes of this Agreement, the phrase “sales literature or other promotional material” or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under FINRA rules, the ’40 Act or the ’33 Act.

5.6           The Company agrees and acknowledges that the Company has no right, title or interest in the names and marks of the Funds and that all use of any designation comprised in whole or part or such names or marks under this Agreement shall inure to the benefit of the Funds and the Distributor. Except as provided in Section 5.1, the Company shall not use any such names or marks on its own behalf or on behalf of a Separate Account in connection with marketing the Variable Contracts without prior written consent of the Funds and the Distributor. Upon termination of this Agreement for any reason, the Company shall cease all use of any such names or marks relating to the subject matter contemplated herein.

5.7           The Funds and the Distributor agree and acknowledge that each has no right, title or interest in the names and marks of the Company, and that all use of any designation comprised in whole or part or such names or marks under this Agreement shall inure to the benefit of the Company. Except as provided in Section 5.3, the Funds and Distributor shall not use any such names or marks on its own behalf or on behalf of a Fund in connection with marketing the Fund without prior written consent of the Company. Upon termination of this Agreement for any reason, the Funds and Underwriter shall cease all use of any such names or marks relating to the subject matter contemplated herein.

Article VI. Voting

6.1           The Company will provide pass-through voting privileges to all Owners as long as the SEC continues to interpret the ’40 Act as requiring pass-through voting privileges for Owners.  Accordingly, the Company, where applicable, will vote Shares of the Portfolio held in its Separate Accounts in a manner consistent with voting instructions timely received from its Owners.  The Company will vote Shares for which it has not received timely voting instructions, as well as Shares it owns, in the same proportion as its votes those Shares for which it has received voting instructions.  The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund Shares held for such Owners.

Article VII.  Indemnification

7.1           Indemnification by the Company.  (a) Subject to Section 7.3 below, the Company agrees to indemnify and hold harmless the Funds and the Distributor, and each of their trustees, directors, members, principals, officers, partners, employees and agents and each person, if any, who controls the Fund or the Distributor within the meaning of Section 15 of the ’33 Act (collectively, the “Indemnified Parties” for purposes of this Article) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s Shares or the Variable Contracts and:

(i)           arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Variable Contracts or contained in the Variable Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of an Indemnified Party for use in the registration statement or prospectus for the Variable Contracts or in the Variable Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or Fund Shares; or

(ii)           arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Variable Contracts or Fund Shares; or

(iii)           arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company; or

(iv)           arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)           arise out of information or instructions from the Company or its agents concerning the purchase, redemption, transfer or other transaction in Fund Shares; or

(vi)           arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

(b)           The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c)           The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate at its own expense in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.2           Indemnification by the Funds and the Distributor.  (a)  Subject to Section 7.3 below, the Funds and the Distributor agree to indemnify and hold harmless the Company and each of its directors, officers, employees, and agents and each person, if any, who controls the Company within the meaning of Section 15 of the ’33 Act (collectively, the “Indemnified Parties” for the purposes of this Article) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund and the Distributor which consent shall not be unreasonably withheld) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of a Fund’s Shares or the Variable Contracts and:

    (i)           arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus of the respective Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund or the Distributor by or on behalf of the Company for use in the registration statement or prospectus for the respective Fund (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or Shares; or

    (ii)           arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Variable Contracts not supplied by the Funds or the Distributor or persons under its control) or wrongful conduct of the respective Fund or the Distributor or persons under its control, with respect to the sale or distribution of the Variable Contracts or Shares; or

    (iii)           arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the Variable Contracts, or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company for inclusion therein by or on behalf of the respective Fund or the Distributor; or

    (iv)           arise as a result of a failure by the respective Fund or the Distributor to provide the services and furnish the materials under the terms of this Agreement; or

    (v)           arise out of or result from any material breach of any representation and/or warranty made by the respective Fund or the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the respective Fund or the Distributor.

    (b)           Neither the Funds nor the Distributor shall be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

    (c)           The Funds or the Distributor, as the case may be, shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Funds or the Distributor, as the case may be, in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Funds or the Distributor of any such claim shall not relieve the Funds or the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against the Indemnified Parties, the Funds or the Distributor shall be entitled to participate at their own expense in the defense thereof. The Funds or the Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Funds or the Distributor to such party of the respective Fund’s or the Distributor's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the respective Fund or the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.3           Indemnification for Errors.  In the event of any error or delay with respect to information regarding the calculation of net asset value, purchase, redemption, transfer or registration of Shares of the Funds, the parties agree that each is obligated to make the Separate Accounts and/or the Funds, respectively, whole for any error or delay that it causes, subject in the case of pricing errors to the related Portfolio’s policies on materiality of pricing errors.  In addition, each party agrees to compensate the other party for any reasonable cost of reprocessing and/or adjustments to an Owner’s account and or a Portfolio, as applicable, provided however that (a) no reprocessing costs will be payable with respect to any error or delay identified within two (2) business days following the applicable trade date, and (b) the minimum and maximum amounts that would be payable by either party for any such reprocessing and/or adjustment costs (not including amounts to make Owners/ Portfolio whole) are $250 and $5,000, respectively.  In the event that an Owner receives less than his proportionate, indirect ownership interest in a Portfolio from a related purchase, redemption or exchange due to the error of the Company or any affiliate, the Company shall solely be responsible for compensating the Owner. Each party agrees to provide the other with prompt notice of any errors or delays of the type referred to in this Section.

Article VIII.  Term; Termination

8.1           This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

8.2           This Agreement shall terminate in accordance with the following provisions:

(a)           At the option of the Company or any Fund at any time from the date hereof upon ninety (90) days notice, unless a shorter time is agreed to by the parties;

(b)           At the option of the Company, if Fund Shares are not reasonably available to meet the requirements of the Variable Contracts as determined by the Company.  Prompt notice of election to terminate shall be furnished by the Company, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of Shares to reasonably meet the requirements of the Variable Contracts within said ten-day period;

         (c)           At the option of the Company, upon the institution of formal proceedings against any Fund by the SEC, FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Company's reasonable judgment, materially impair a Fund’s ability to meet and perform the Fund’s obligations and duties hereunder.  Prompt notice of election to terminate shall be furnished by the Company with said termination to be effective upon receipt of notice;

                (d)           At the option of a Fund, upon the institution of formal proceedings against  the Company by the SEC, FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Fund's reasonable judgment, materially impair the Company’s ability to meet and perform its obligations and duties hereunder.  Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

                 (e)           In the event a Fund’s Shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such Shares as the underlying investment medium of Variable Contracts issued or to be issued by the Company.  Termination shall be effective upon such occurrence without notice;

  (f)           At the option of a Fund if the Variable Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if the Fund reasonably believes that the Variable Contracts may fail to so qualify.  Termination shall be effective upon receipt of notice by the Company;

                 (g)           At the option of the Company, upon a Fund’s breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Company within ten days after written notice of such breach is delivered to the Fund;

 (h)           At the option of a Fund, upon the Company’s breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Fund within ten days after written notice of such breach is delivered to the Company;

 (i)           At the option of a Fund, if the Variable Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice; and

 (j)           In the event this Agreement is assigned without the prior written consent of the Company, the Funds, and the Distributor, termination shall be effective immediately upon such occurrence without notice.

8.3           Notwithstanding any termination of this Agreement pursuant to Section 8.2 hereof, the Funds at the option of the Company will continue for a period of six months following termination to make available additional Fund Shares, as provided below, pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”).  Specifically, without limitation, the Owners of the Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the payment of additional premiums under the Existing Contracts.

8.4           Notwithstanding any termination of this Agreement pursuant to Section 8.2(a) through 8.2(g) of this Agreement and subject to Section 2.5 of this Agreement, for a period of six months following termination, the Distributor shall remain obligated to pay Company the then current Service Fee for so long as Shares are held by the Separate Accounts and Company continues to provide the respective  Shareholder Services to the Owners. Such fees shall apply to Shares purchased both prior to and subsequent to the date of termination.

8.5           The provisions of this Agreement shall survive the termination with respect to (a) Shares made available pursuant to Section 8.3, and (b) Shares for which a fee continues to be due pursuant Section 8.4.

Article IX.  Notices

9.1           Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

Lord Abbett Family of Funds
90 Hudson Street
Jersey City, NJ 07302
Attention:  General Counsel

If to the Distributor:

Lord Abbett Distributor LLC
90 Hudson Street
Jersey City, NJ 07302
Attention:  General Counsel

If to the Company:

Great-West Life & Annuity Insurance Company
8515 East Orchard Road
Greenwood Village, CO 80111
Attention:  Beverly Byrne, Chief Compliance Officer, Chief Legal Counsel, Financial Services

Notice shall be deemed given on the date of receipt by the addressee as evidence by the return receipt.

Article X.  Miscellaneous

10.1           Privacy.  Each party hereto acknowledges that, by reason of its performance under this Agreement, it shall have access to, and shall receive from the other party (and its affiliates, partners and employees), the confidential information of the other party (and its affiliates, partners and employees), including but not limited to the “nonpublic personal information” of their consumers within the meaning of SEC Regulation S-P (collectively, “Confidential Information”).  Each party shall hold all such Confidential Information in the strictest confidence and shall use such Confidential Information solely in connection with its performance under this Agreement and for the business purposes set forth in this Agreement.  Under no circumstances may a party cause any Confidential Information of the other party to be disclosed to any third party or reused or redistributed without the other party’s prior written consent.

10.2           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.3           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

10.4           Governing Law.  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.  It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the SEC granting exemptive relief therefrom and the conditions of such orders.

10.5           Liability.  This Agreement has been executed on behalf of the Funds by the undersigned officer of the Funds in his or her capacity as an officer of the Fund.  The obligations of this Agreement shall be binding upon the assets and property of the respective Fund and each respective Portfolio thereof only and shall not be binding on any Director/Trustee, officer or shareholder of the Fund individually or of any other Fund.  In addition, notwithstanding any other provision of this Agreement, no Portfolio shall be liable for any loss, expense, fee, charge or liability of any kind relating to or arising from the actions or omissions of any other Portfolio or from the application of this Agreement to any other Portfolio.  It is also understood that each of the Portfolios shall be deemed to be entering into a separate Agreement with the Company so that it is as if each of the Portfolios had signed a separate Agreement with the Company and that a single document is being signed simply to facilitate the execution and administration of the Agreement.

10.6           Inquiries and Investigations.  Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

10.7           Subcontractors, Agents or Affiliates.  The Company may hire or make arrangements for subcontractors, agents or affiliates to perform the services set forth in this Agreement.  The Company shall provide the Fund with written notice of the names of any subcontractors, agents or affiliates the Company hires or arranges to perform such services, and any specific operational requirements that arise as a result of such arrangement.  The Company agrees that it is and will be responsible for the acts and omissions of its subcontractors, affiliates, and agents and that the indemnification provided by the Company in Section 7 of this Agreement shall be deemed to cover the acts and omissions of such subcontractors, affiliates, and agents to the same extent as if they were the acts or omissions of the Company.

12.8           Client Lists.  The Company hereby consents to the Distributor’s, the Fund’s, or its investment adviser’s use or reference to the Company's name in connection with any full, partial or representative list of clients.

12.9           Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

12.10           Amendment, Waiver and Other Matters.   Neither this Agreement, nor any provision hereof, may be amended, waived, modified or terminated in any manner except by a written instrument properly authorized and executed by all parties hereto.  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

Lord Abbett Family of Funds                                                                                                Lord Abbett Distributor LLC
           By:  Lord, Abbett & Co. LLC, its Managing Member

By: __________________________                                                                                     By:  ___________________________
      Lawrence H. Kaplan                                                                           Lawrence H. Kaplan
      Vice President and Secretary                                                                                        Member

Great-West Life & Annuity Insurance Company

By:    ____________________________
Name: ___________________________
Title:   ___________________________

SCHEDULE A

Fund Portfolios

Lord Abbett Value Opportunities Fund – Class A Shares

SCHEDULE B

Separate Accounts

GWL&A Account(s)

FutureFunds Series Account
FutureFunds II Series Account

SCHEDULE C

Service Fee

0.25% of the net asset value of Portfolio Shares held in each designated Separate Account.

SCHEDULE D

Expenses

The Fund and/or Distributor, and GWL&A will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the tables below.
Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus	Printing of combined prospectuses, or compiling of electronic prospectus, if needed in the future	GWL&A	Fund or Distributor, as applicable
	Fund or Distributor shall supply GWL&A with such numbers of the Designated Portfolio(s) prospectus(es) as GWL&A shall reasonably request	GWL&A	Fund or Distributor, as applicable
	Distribution to New and In-force Clients	GWL&A	GWL&A
	Distribution to Prospective Clients	GWL&A	GWL&A
Mutual Fund Prospectus Update & Distribution	If Required by Fund or Distributor	Fund or Distributor	Fund or Distributor
	If Required by GWL&A	GWL&A	GWL&A
Mutual Fund SAI	Printing	Fund or Distributor	Fund or Distributor
	Distribution	GWL&A	GWL&A
Proxy Material for Mutual Fund:	Printing if proxy required by Law	Fund or Distributor	Fund or Distributor
	Distribution to Contract owners (including labor, if required) if proxy required by Law	GWL&A	Fund or Distributor
	Printing & distribution if required by GWL&A	GWL&A	GWL&A
Mutual Fund Annual & Semi-Annual Report	Printing of combined reports	GWL&A	Fund or Distributor
	Distribution	GWL&A	GWL&A
Other communication to New and Prospective clients	If Required by the Fund or Distributor	GWL&A	Fund or Distributor
	If Required by GWL&A	GWL&A	GWL&A
Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Other communication to in-force	Distribution (including labor and printing) if required by the Fund or Distributor	GWL&A	Fund or Distributor
	Distribution (including labor and printing) if required by GWL&A	GWL&A	GWL&A
Errors in Share Price calculation	Cost of error to participants	GWL&A	In accordance with §7.3
	Cost of administrative work to correct error	GWL&A	In accordance with §7.3
Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of  shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the fund pursuant to any Rule 12b-1 plan
		Fund or Distributor	Fund or Distributor